  Exhibit 99.01

ACM Research Reports Third Quarter 2018 Results

FREMONT, California, November 7, 2018 (Globe Newswire) – ACM Research, Inc. (“ACM” or the “Company”) (NASDAQ:ACMR), a provider of single-wafer wet cleaning equipment used by manufacturers of advanced semiconductors, today reported financial results for its third fiscal quarter ended September 30, 2018.

ACM Research’s President and Chief Executive Officer Dr. David Wang commented, “Our business momentum continued in the third quarter. We delivered strong financial results, with revenue more than tripling from the third quarter of 2017. Strength was driven by solid demand and great execution, with additional contribution from customer acceptance on an important evaluation tool. Operating highlights included significant delivery of first-tools, which contributed to record total shipments for the quarter, the launch of the “Ultra-C” Tahoe product, and the start of production at our second factory in Shanghai.”

Dr. Wang continued, “We are excited by our business prospects, and remain committed to gaining additional market share by increasing our business with leading and emerging global IC manufacturers. For 2018, we have once again raised our full-year revenue guidance, which represents more than 100% growth versus last year.”

Third Quarter Operating Highlights

●
Record Total Shipments. Total shipments for the third quarter were approximately $32 million, an increase from approximately $11 million in the third quarter of 2017, and approximately $21 million in the second quarter of 2018. Quarterly shipments include deliveries for revenue in the quarter, and deliveries of first-tool systems awaiting customer acceptance for potential revenue in future quarters. ACM views first-tool deliveries as an important indicator of progress in moving customers from the qualified pipeline to a more comprehensive evaluation phase.

●
Newest Addition from ACM’s Innovation Pipeline, the Ultra-C Tahoe. In August 2018, ACM announced the Ultra-C Tahoe, a new addition to its line of advanced single-wafer cleaning tools. The Ultra-C Tahoe tool incorporates innovative and patented technology to deliver high cleaning performance, but uses 10% or less of the sulfuric acid typically consumed by conventional high temperature single wafer cleaning tools.

●
New Production Facility. On September 28, 2018, ACM held an opening ceremony to mark the completion of its new production facility. The new facility, located in the Pudong region of Shanghai, is approximately 20 kilometers from the Company's Shanghai headquarters. The new factory adds 50,000 square feet of available floor space to the 36,000 square feet of existing floor space at ACM’s initial facility.

Financial Summary

	Three Months Ended September 30,
	GAAP		Non-GAAP(1)
	2018	2017	2018	2017
	(dollars in thousands)
Revenue	$23,179	$4,891	$23,179	$4,891
Gross margin(2)	44.4%	45.0%	44.5%	45.0%
Income (loss) from operations(2)	$3,404	$(1,310)	$3,815	$(967)
Net income (loss) attributable to ACM Research, Inc.(2)	$3,853	$(955)	$4,264	$(612)
Basic EPS	$0.24	$(0.17)	$0.27	$(0.11)
Diluted EPS	$0.21	$(0.17)	$0.23	$(0.11)

	Nine Months Ended September 30,
	GAAP		Non-GAAP(1)
	2018	2017	2018	2017
	(dollars in thousands)
Revenue	$53,795	$19,314	$53,795	$19,314
Gross margin(2)	44.9%	41.7%	44.9%	41.7%
Income (loss) from operations(2)	$3,831	$(3,065)	$6,602	$(1,073)
Net income (loss) attributable to ACM Research, Inc.(2)	$4,288	$(3,702)	$7,059	$(1,710)
Basic EPS	$0.27	$(0.72)	$0.45	$(0.33)
Diluted EPS	$0.24	$(0.72)	$0.40	$(0.33)

(1)
Reconciliations to U.S. generally accepted accounting principles (“GAAP”) financial measures from non-GAAP financial measures are presented below under “Reconciliation of GAAP to Non-GAAP Financial Measures.”

(2)
Non-GAAP financial measures exclude stock-based compensation.

All figures refer to the third quarter of 2018, unless noted otherwise. All comparisons are with the third quarter of 2017, unless otherwise noted.

●
Revenue increased 374% to $23.2 million, due to increased volume of tools shipped for revenue, higher price associated with these tools, and a significant customer acceptance achieved during the quarter.

●
Gross margin was 44.4%, compared to 45.0% in the third quarter of 2017. Gross margin was within the range of 40.0% to 45.0% set forth in the Company’s long-term business model. The Company expects gross margin to vary from period to period due to a variety of factors, such as sales volume and product mix.

●
Operating expenses were $6.9 million, an increase of 96%. Non-GAAP operating expenses which removes stock-based compensation, was $6.5 million, up 105%. Non-GAAP operating expenses as a percent of revenue decreased to 28%, versus 65% in the third quarter of 2017.

●
Net income attributable to ACM Research, Inc. was $3.9 million, compared to a net loss attributable to ACM Research, Inc. of $1.0 million in the third quarter of 2017. Non-GAAP net income attributable to ACM Research, Inc. was $4.3 million, versus a non-GAAP net loss attributable to ACM Research, Inc. of $0.6 million in the third quarter of 2017.

●
Cash and equivalents at quarter-end were $18.2 million, up from $17.4 million at the end of the second quarter of 2018.

Outlook

The Company has raised its full year 2018 revenue guidance to $74 million, an increase of $4 million from the Company’s previous 2018 revenue guidance.

Conference Call Details

A conference call to discuss results will be held on Thursday, November 8, 2018 at 8:00 a.m. Eastern Time (9:00 p.m. China Time). Dial-in details for the call are as follows. Please reference conference ID 9572579.

Phone Number
Toll-Free Number
United States
+1 (845) 675-0437
+1 (866) 519-4004
Hong Kong
+852 3018 6771
+852 8009 06601
Mainland China
+86 (800) 819 0121

+86 (400) 620 8038

Other International
 +65 6713 5090

A recording of the webcast will be available on the investor page of the ACM Research website at www.acmrcsh.com for one week following the call.

Use of Non-GAAP Financial Measures

ACM Research presents non-GAAP gross margin, operating income (loss) and net loss as supplemental measures to GAAP financial measures regarding ACM Research’s operational performance. These supplemental measures exclude the impact of stock-based compensation, which ACM Research does not believe is indicative of its core operating results. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided below under “Reconciliation of Non-GAAP to GAAP Financial Measures.”

ACM Research believes these non-GAAP financial measures are useful to investors in assessing its operating performance. ACM Research uses these financial measures internally to evaluate its operating performance and for planning and forecasting of future periods. Financial analysts may focus on and publish both historical results and future projections based on the non-GAAP financial measures. ACM Research also believes it is in the best interests of investors for ACM Research to provide this non-GAAP information.

While ACM Research believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures may not be reported by competitors, and they may not be directly comparable to similarly titled measures of other companies due to differences in calculation methodologies. The non-GAAP financial measures are not an alternative to GAAP information and are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures. They should be used only as a supplement to GAAP information and should be considered only in conjunction with ACM Research’s consolidated financial statements prepared in accordance with GAAP.

Forward-Looking Statements

Information presented in the third paragraph of this press release and under the heading “Outlook” above contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from ACM Research’s expectations based on a number of risks and uncertainties, including but not limited to the following: anticipated customer orders or identified market opportunities may not grow or develop as anticipated; customer orders already received may be postponed or canceled; suppliers may not be able to meet ACM Research’s demands on a timely basis; volatile global economic, market, industry and other conditions could result in sharply lower demand for products containing semiconductors and for the company's products and in disruption of capital and credit markets; ACM Research’s failure to successfully manage its operations; and trade regulations, currency fluctuations, political instability and war may materially adversely affect ACM Research due to its substantial non-U.S. customer and supplier base and its substantial non-U.S. manufacturing operations. ACM Research cannot guarantee any future results, levels of activity, performance or achievements. ACM Research expressly disclaims any obligation to update forward-looking statements after the date of this press release.

About ACM Research, Inc.

ACM Research develops, manufactures and sells single-wafer wet cleaning equipment, which semiconductor manufacturers can use in numerous manufacturing steps to remove particles, contaminants and other random defects, and thereby improve product yield, in fabricating advanced integrated circuits.

© ACM Research, Inc. The ACM Research logo is a trademark of ACM Research, Inc. All rights reserved. Any other trademarks are the property of their respective owners.

For investor and media inquiries, please contact:

In the United States:
The Blueshirt Group
Ralph Fong
+1 (415) 489-2195
ralph@blueshirtgroup.com

In China:
The Blueshirt Group Asia
Gary Dvorchak, CFA
+86 (138) 1079-1480
gary@blueshirtgroup.com

ACM RESEARCH, INC.
Condensed Consolidated Balance Sheets

	September 30, 2018	December 31, 2017
	(unaudited)
	(in thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$18,238	$17,681
Accounts receivable, less allowance for doubtful accounts of $0 as of September 30, 2018 and $0 as of December 31, 2017	30,965	26,762
Other receivables	1,591	2,491
Inventories	29,809	15,388
Prepaid expenses	2,142	546
Other current assets	32	46
Total current assets	82,777	62,914
Property, plant and equipment, net	3,593	2,340
Intangible assets, net	300	106
Deferred tax assets	1,230	1,294
Investment in affiliates, equity method	1,472	1,237
Other long-term assets	41	-
Total assets	$89,413	$67,891
Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings	$10,163	$5,095
Warrant liability	-	3,079
Accounts payable	11,991	7,419
Advances from customers	3,918	143
Income taxes payable	689	44
Other payables and accrued expenses	8,090	6,037
Total current liabilities	34,851	21,817
Other long-term liabilities	5,230	6,217
Total liabilities	40,081	28,034
Commitments and contingencies
Stockholders’ equity:
Common stock – Class A, par value $0.0001: 100,000,000 shares authorized as of September 30, 2018 and December 31, 2017. 14,070,065 shares issued and outstanding as of September 30, 2018 and 12,935,546 shares issued and outstanding as of December 31, 2017	1	1
Common stock–Class B, par value $0.0001: 7,303,533 shares authorized as of September 30, 2018 and December 31, 2017. 1,918,423 shares issued and outstanding as of September 30, 2018 and 2,409,738 shares issued and outstanding as of December 31, 2017	-	-
Additional paid in capital	55,959	49,695
Accumulated deficit	(5,673)	(9,961)
Accumulated other comprehensive income (loss)	(955)	122
Total stockholders’ equity	49,332	39,857
Total liabilities and stockholders’ equity	$89,413	$67,891

ACM RESEARCH, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
	( In thousands, except share and per share data)		( In thousands, except share and per share data)
Revenue	$23,179	$4,891	$53,795	$19,314
Cost of revenue	12,892	2,692	29,662	11,262
Gross profit	10,287	2,199	24,133	8,052
Operating expenses:
Sales and marketing	3,229	1,036	7,766	3,619
Research and development	2,264	1,209	6,224	3,076
General and administrative	1,390	1,264	6,312	4,422
Total operating expenses, net	6,883	3,509	20,302	11,117
Income (loss) from operations	3,404	(1,310)	3,831	(3,065)
Interest income	3	2	20	7
Interest expense	(112)	(33)	(364)	(197)
Other expense, net	902	(239)	1,213	(531)
Equity income in net income of affiliates	117	20	235	20
Income (loss) before income taxes	4,314	(1,560)	4,935	(3,766)
Income tax benefit (expense)	(461)	278	(647)	(471)
Net income (loss) attributable to ACM Research, Inc.	3,853	(1,282)	4,288	(4,237)
Less: Net income (loss) attributable to non-controlling interests	-	(327)	-	(535)
Net income (loss) attributable to ACM Research, Inc.	$3,853	$(955)	$4,288	$(3,702)
Comprehensive income (loss)
Net income (loss)	3,853	(1,282)	4,288	(4,237)
Foreign currency translation adjustment	(746)	228	(1,077)	492
Comprehensive income (loss)	3,107	(1,054)	3,211	(3,745)
Less: Comprehensive income (loss) attributable to non-controlling interests	-	(237)	-	(347)
Total comprehensive income (loss) attributable to ACM Research, Inc.	$3,107	$(817)	$3,211	$(3,398)

Net income (loss) attributable to ACM Research, Inc. per common share :
Basic	$0.24	$(0.17)	$0.27	$(0.72)
Diluted	$0.21	$(0.17)	$0.24	$(0.72)

Weighted average common shares outstanding used in computing per share amounts:
Basic	15,915,864	5,581,637	15,714,310	5,148,255
Diluted	18,169,807	5,581,637	17,816,101	5,148,255

ACM RESEARCH, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures

As described under “Use of Non-GAAP Financial Measures” above, ACM Research presents non-GAAP gross margin, operating income and net income (loss) as supplemental measures to GAAP financial measures, each of which excludes stock-based compensation (“SBC”) from the equivalent GAAP financial line items. The following tables reconcile gross margin, operating income and net income (loss) to the related non-GAAP financial measures:

	Three Months Ended September 30,
	2018			2017
	Actual		Adjusted	Actual		Adjusted
	(GAAP)	SBC	(Non-GAAP)	(GAAP)	SBC	(Non-GAAP)
	(in thousands)

Revenue	$23,179	$-	$23,179	$4,891	$-	$4,891
Cost of revenue	(12,892)	(25)	(12,867)	(2,692)	(5)	(2,687)
Gross profit	10,287	(25)	10,312	2,199	(5)	2,204
Operating expenses:
Sales and marketing	(3,229)	(42)	(3,187)	(1,036)	(17)	(1,019)
Research and development	(2,264)	(64)	(2,200)	(1,209)	(13)	(1,196)
General and administrative	(1,390)	(280)	(1,110)	(1,264)	(308)	(956)
Income (Loss) from operations	$3,404	$(411)	$3,815	$(1,310)	$(343)	$(967)
Net income (loss) attributable to ACM Research, Inc.	$3,853	$(411)	$4,264	$(955)	$(343)	$(612)

	Nine Months Ended September 30,
	2018			2017
	Actual		Adjusted	Actual		Adjusted
	(GAAP)	SBC	(Non-GAAP)	(GAAP)	SBC	(Non-GAAP)
	(in thousands)

Revenue	$53,795	$-	$53,795	$19,314	$-	$19,314
Cost of revenue	(29,662)	(44)	(29,618)	(11,262)	(15)	(11,247)
Gross profit	24,133	(44)	24,177	8,052	(15)	8,067
Operating expenses:
Sales and marketing	(7,766)	(115)	(7,651)	(3,619)	(35)	(3,584)
Research and development	(6,224)	(131)	(6,093)	(3,076)	(38)	(3,038)
General and administrative	(6,312)	(2,481)	(3,831)	(4,422)	(1,904)	(2,518)
Income (Loss) from operations	$3,831	$(2,771)	$6,602	$(3,065)	$(1,992)	$(1,073)
Net income (loss) attributable to ACM Research, Inc.	$4,288	$(2,771)	$7,059	$(3,702)	$(1,992)	$(1,710)